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                                                                    EXHIBIT 8(N)


                                                                 October 5, 1988

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

Gentlemen:

     Reference is made to the Custodian Agreement, as amended (the "Custodian Agreement"), between each of the undersigned investment companies (a "Fund") and State Street Bank and Trust Company ("State Street"). We are aware that you are appointing Security Pacific National Bank ("Security Pacific") to act in the capacities indicated below. This appointment requires that certain arrangements between us be altered, as set forth below:

          1. Each Fund sometimes invests in money market securities calling for same date settlement in the Twelfth Federal Reserve District (the "Twelfth District"). In this regard, Security Pacific has advised that it is willing to act as State Street's subcustodian for the purpose of taking delivery of such securities, effecting payment therefore, collecting the income on such securities, collecting the proceeds of such securities upon the maturity thereof and remitting such income and proceeds to State Street for the account of the relevant Fund Portfolio;

          2. Among the money market securities which may to a limited extent be purchased by a Fund under the circumstances described above are overnight or weekend repurchase agreements with banks pertaining to marketable securities issued or guaranteed as to principal and interest by the United States Government or by agencies or instrumentalities thereof held in the Federal book entry system ("Bank Overnight Repurchase Agreements"). Since these Bank Overnight Repurchase Agreements will not be entered into until later in the day, after the Twelfth District's Federal book entry system ("System") has closed, the issuing bank (which may be Security Pacific) is to deliver to State Street (a) prior to entering into any such Agreements with respect to a Fund a written undertaking pertaining to such Fund to the effect that (i) such bank will, on the date each such Agreement is entered into, transmit to State Street by telecopier and by mail a written confirmation of such Agreement (identifying, among other things, the securities to which such Agreement pertains), which confirmation shall constitute affirmation of compliance with the undertakings referred to in
     (ii) and (iii) below insofar as such Agreement is concerned, (ii) such bank will, on the date each such Agreement is entered into, transfer on its books the securities underlying such Agreement (which shall consist only of securities theretofore deposited and then held in that System account maintained by such bank which consists only of
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     securities held by it for customers and not for its own account) from such bank's other accounts to a separate account to be held for the sole and exclusive benefit of, and as agent for, State Street as custodian of the relevant Fund Portfolio in connection with such Agreement, and (iii) such bank, promptly upon State Street's request, will transfer registration of such securities in the System from such bank to State Street's Federal book entry system account in which it holds customer securities, and (b) on the date each such Agreement is entered into such bank will transmit to State Street by telecopier and by mail the written confirmation referred to in
     (a) (i) above. Upon maturity of the Bank Overnight Repurchase Agreement, State Street will release the issuing bank from its undertaking referred to in (b) above upon receipt of the related proceeds.

     With respect to the transactions contemplated by (a) clause 1 above, each Fund hereby severally authorizes State Street to appoint Security Pacific as State Street's subcustodian pursuant to (S)8B of such Fund's Custodian Agreement provided that Security Pacific shall be liable to State Street for Security Pacific's acts or omissions not in good faith or with negligence or misconduct on Security Pacific's part, and (b) clause 2 above, each Fund hereby severally authorizes State Street to appoint Security Pacific as State Street's agent on the condition that at the time of such appointment Security Pacific delivers to State Street the written undertaking referred to in clause 2 (a) above.

     Please confirm your agreement to the foregoing and your intention to make the appointments described herein by executing and returning the enclosed copy of this letter.

                         Very truly yours,

                         INSTITUTIONAL LIQUID ASSETS
                         ASSET MANAGEMENT PORTFOLIOS
                         INSTITUTIONAL INCOME FUND
                         INSTITUTIONAL SECURITIZED ASSETS
                         CENTERLAND FUND

                         By:  E. J. Whitman, Jr.
                              ----------------------------
                                As its  President
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Confirmed, this 21/st/
day of November, 1988


STATE STREET BANK AND TRUST COMPANY


By: [Signature illegible]
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     As its  Vice President
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